Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Second Quarter 2019 Results

GRAND CAYMAN, CAYMAN ISLANDS / ACCESSWIRE / August 1, 2019 – Oxbridge Re (NASDAQ: OXBR), a provider of reinsurance solutions primarily to property and casualty insurers, reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Results
Net loss totaled $205,000 or $(0.04) per basic and diluted common share, compared with a net income of $265,000 or $0.05 per basic and diluted common share in the second quarter of 2018. The increase in net loss was due primarily to lower net premiums earned resulting from decreased capital deployed during the second quarter of 2019 compared to the prior year period.

Net premiums earned were $93,000 compared with $334,000 in the second quarter of 2018. The decrease in net premiums earned was wholly due to the previous acceleration of premium recognition due to full limit losses being incurred on all the Company’s reinsurance contracts during the quarter ended December 31, 2018, as well as lower capital being deployed in the current period, when compared to the same quarter a year ago.

Net investment income totaled $64,000, which was offset by ($48,000) of change in fair value of equity securities. This compares with $108,000 of net investment income plus $73,000 of change in fair value of equity securities in the second quarter of 2018.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $290,000 compared with $396,000 in the second quarter of 2018. The decrease in expenses was due to a decrease in policy acquisition costs and underwriting expenses as a result of the decrease in net premiums earned during the current quarter as well as a decrease in general and administrative expenses as a result of cost savings initiatives implemented by the Company, when compared to the prior year period.

At June 30, 2019, cash and cash equivalents, and restricted cash and cash equivalents, totaled $8.0 million compared with $11.3 million at December 31, 2018.

Second Quarter 2019 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 0.0% for the second quarter of 2019, compared with 0.0% for the second quarter of 2018. The loss ratio results were due to no loss and loss adjustment expenses incurred in the quarters ended June 30, 2019 and June 30, 2018, respectively.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 10.8% for the second quarter of 2019 compared with 8.7% for the same year-ago period. The increase in acquisition cost ratio was due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the three months ended June 30, 2019, when compared with the same period a year ago.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio was 311.8% during the second quarter of 2019 compared with 73.1% for the second quarter of 2018. The increase in expense ratio was due primarily to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the three-month period ended June 30, 2019 when compared with the same year-ago period.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 311.8% for the second quarter of 2019 and 73.1% in the same year-ago period. The increase in combined ratio was wholly due to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the second quarter of 2019, when compared with the quarter a year ago.

Six Months Ended June 30, 2019 Financial Results
Net loss totaled $351,000 or $(0.06) per basic and diluted common share, compared with net income of $54,000 or $0.01 per basic and diluted common share for the first six months of 2018. The increase in net loss was due primarily to lower net premiums earned resulting from decreased capital deployed during the six months ended June 30, 2019 compared to the prior year period.

Net premiums earned totaled $93,000 compared with $554,000 for the first six months of 2018. The decrease in net premiums earned was primarily due to lower capital being deployed during the first six months of 2019 when compared to the same period in the prior fiscal year.

Net investment income totaled $128,000 plus $3,000 of net realized investment gains and $3,000 of change in fair value of equity securities. This compares with $180,000 of net investment income, which was offset by ($176,000) of net realized investment losses and ($96,000) of change in fair value of equity securities for the first six months of 2018.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $554,000 compared with $722,000 in the first six months of 2018. The decrease in total expenses was due to cost savings initiatives implemented by the Company during the six months ended June 30, 2019 compared to the prior year period.

Six Months Ended June 30, 2019 Financial Ratios
The loss ratio was 0.0% compared to a loss ratio of 0.0% during the first six months of 2018. The loss ratio results were due to no loss and loss adjustment expenses incurred in the six-month periods ended June 30, 2019 and June 30, 2018, respectively.

The acquisition cost ratio was 10.8% compared with 6.9% for the same year-ago period. The increase in acquisition cost ratio was due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the six-month period ended June 30, 2019, compared with six-month period ended June 30, 2018.

The expense ratio was 595.7% compared with 77.6% for the first six months of 2018. The increase in expense ratio was due primarily to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the six-month period ended June 30, 2019 when compared with the same period a year ago.

The combined ratio was 595.7% compared with 77.6% for the year-ago period. The increase in combined ratio was wholly due to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the six-month period ended June 30, 2019 when compared with the six-month period ended June 30, 2018.

Management Commentary
“While we always employ a conservative approach in our underwriting, for this treaty year we exercised additional caution in placing our new reinsurance contracts with the goal of further improving our risk management and ensuring long-term durability,” said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “During the quarter, we also successfully raised funds through our reinsurance sidecar and deployed the proceeds alongside our new contracts for the current year. With a cash and restricted cash position of approximately $8 million, our equity currently translates into a book value per share of $1.39. We remain optimistic about the long-term prospects of our reinsurance business as we continue to evaluate additional opportunities for growth as well as diversification of risk.”

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.OxbridgeRe.com.

Date: Tuesday, August 1, 2019
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 844-602-0380
Listen-only international number: 862-298-0970

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.OxbridgeRe.com until September 1, 2019.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 51700

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2019	At December 31, 2018
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost of $991 in 2018)	$-	993
Equity securities, at fair value (cost : $612 and $210 respectively)	567	162
Total investments	567	1,155
Cash and cash equivalents	6,274	8,074
Restricted cash and cash equivalents	1,751	3,225
Accrued interest and dividend receivable	9	15
Premiums receivable	993	-
Deferred policy acquisition costs	113	-
Operating lease right-of-use assets	146	-
Prepayment and other assets	123	74
Property and equipment, net	13	18
Total assets	$9,989	12,561

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$107	4,108
Notes payable to Series 2019-1 noteholders	600	-
Unearned premiums reserve	1,023	-
Operating lease liabilities	146	-
Accounts payable and other liabilities	134	139
Total liabilities	2,010	4,247

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,244	32,226
Accumulated Deficit	(24,271)	(23,920)
Accumulated other comprehensive income	-	2
Total shareholders’ equity	7,979	8,314
Total liabilities and shareholders’ equity	$9,989	12,561

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Revenue
Assumed premiums	$1,116	2,580	1,116	2,580
Premiums ceded	-	-	-	-
Change in loss experience refund payable	-	(90)	-	(225)
Change in unearned premiums reserve	(1,023)	(2,156)	(1,023)	(1,801)

Net premiums earned	93	334	93	554
Net income from derivative instruments	-	208	-	376
Net investment and other income	64	108	128	180
Net realized investment (losses) gains	-	-	3	(176)
Change in fair value of equity securities	(48)	73	3	(96)

Total revenue	109	723	227	838

Expenses
Loss on commutation	-	8	-	8
Policy acquisition costs and underwriting expenses	10	29	10	38
General and administrative expenses	280	359	544	676

Total expenses	290	396	554	722

(Loss) Income before (income) attributable to Series 2019-1 noteholders	$(181)	327	(327)	116

(Income) attributable to Series 2019-1 noteholders	(24)	(62)	(24)	(62)

Net (loss) income	(205)	265	(351)	54

(Loss) Earnings per share
Basic and Diluted	$(0.04)	0.05	(0.06)	0.01

Dividends paid per share	$-	-	-	-

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	10.8%	8.7%	10.8%	6.9%
Expense ratio	311.8%	73.1%	595.7%	77.6%
Combined ratio	311.8%	73.1%	595.7%	77.6%